                                                                    EXHIBIT 99.1

                            CABOT INDUSTRIAL TRUST

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET

                                  (UNAUDITED)

The pro forma condensed combined balance sheet as of December 31, 1997 has been prepared to reflect (i) the contribution to the Company of (A) the properties that were managed by Cabot Partners as of December 31, 1997 that were contributed to the Company in the Formation Transactions (referred to herein as the "Existing Investment Property Group") and (B) the properties that were not managed by Cabot Partners as of December 31, 1997 that were contributed to the Company in the Formation Transactions, (referred to herein as the "New Investors Property Group"), (ii) the other Formation Transactions (iii) the properties acquired by the Company during the six months ended June 30, 1998,
(iv) the use of a portion of the net proceeds of the Offerings to repay indebtedness and (v) certain other adjustments, as if each of such contributions, transactions and adjustments had occurred on December 31, 1997.

In the opinion of management, the pro forma condensed combined financial statements include all adjustments necessary to reflect the effects of the foregoing transactions and adjustments. The pro forma balance sheet is unaudited and is not necessarily indicative of what the Company's financial position would have been or the combined results of the Company's operations that would have been obtained if the transactions and adjustments reflected therein had been consummated on the dates indicated, or on any particular date in the future, nor do they purport to represent the financial position, results of operations or changes in cash flows of the Company as of any future date or for any future period.

                             CABOT INDUSTRIAL TRUST

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                              EXISTING           NEW                          PRE-OFFERINGS
                                             ---------           ---                          -------------
                        CABOT                INVESTORS     INVESTORS               OTHER   CABOT INDUSTRIAL
                        -----                ---------     ---------               -----   ----------------
                   INDUSTRIAL       CABOT     PROPERTY      PROPERTY           FORMATION              TRUST             COMPANY
                   ----------       -----     --------     ---------           ---------              -----             -------
                        TRUST    PARTNERS        GROUP      GROUP(A)        TRANSACTIONS          PRO-FORMA      ACQUISITIONS(H)
                        -----    --------       ------      --------        ------------          ---------      ---------------
ASSETS
Properties, net        $   --     $    --      $377,613     $244,405        $  35,725(B)           $657,743           $ 261,063

Cash and cash

 equivalents                1         509         2,742        1,617           (4,868)(E)                 1            (154,755)

Rents and other

    receivables            --       2,144         1,766          400           (4,310)(E)                --                  --

Advisory fees

    receivables            --         545            --           --             (545)(F)                --                  --

Restricted cash            --          --            27           --               --                    27                  --

Deferred rent

    receivable             --          --         4,444        3,892           (8,336)(C)                --                  --

Lease acquisition

    costs, net             --          --         6,459        3,552               --                10,011                  --

Other assets            3,480         916           217          731           (1,787)(D)(E)          3,557                  __

                       ------     -------      --------     --------        ---------              --------           ---------


 Total Assets          $3,481     $ 4,114      $393,268     $254,597        $  15,879              $671,339           $ 106,308

                       ======     =======      ========     ========        =========              ========           =========



LIABILITIES AND

    SHAREHOLDERS'

    EQUITY

Mortgage debt          $   --     $    --      $ 18,433     $     --               --              $ 18,433           $ 104,041

Due to related          1,225      (1,225)       27,476           --          (26,251)(G)(E)          1,225                  --

    parties

Accounts payable

    and accrued

    liabilities         2,255         760         4,168        1,141            2,644(B)(E)          10,968                  --

Advisory fees

    payable                --          --           545        2,099           (2,644)(E)(F)             --                  --

Other liabilities          --          --         1,046        1,305           (2,324)(E)                27                  --

                       ------     -------      --------     --------        ---------              --------           ---------


 Total

  Liabilities
                        3,480        (465)       51,668        4,545          (28,575)               30,653             104,041

                       ------     -------      --------     --------        ---------              --------           ---------

Limited Partners
    interest in
    Operating
    Partnership            --          --            --           --          471,095(B)            471,095               2,267

Owners' equity             --       4,579       341,600      250,052         (596,231)                   --                  --
Common stock               --          --            --           --               90(B)                 90                  --

Paid in capital             1          --            --           --          169,500(B)            169,501                  --

                       ------     -------      --------     --------        ---------              --------           ---------

 Total
    Shareholders'
    Equity
                            1       4,579       341,600      250,052         (426,641)              169,591                  --

                       ------     -------      --------     --------        ---------              --------           ---------

 Total
  Liabilities
  and
    Shareholders'
    Equity             $3,481     $ 4,114      $393,268     $254,597        $  15,879              $671,339           $ 106,308

                       ======     =======      ========     ========        =========              ========           =========

                                                CABOT
                                                -----
                      THE OFFERINGS        INDUSTRIAL
                      -------------        ----------
                          PRO FORMA             TRUST
                 ------------------             -----
                 ADJUSTMENTS (I)(J)         PRO-FORMA
                 ------------------         ---------
ASSETS
Properties, net            $     --         $918,806
Cash and cash
 equivalents                154,755                1
Rents and other
    receivables                  --               --
Advisory fees
    receivables                  --               --
Restricted cash                  --               27
Deferred rent
    receivable                   --               --
Lease acquisition
    costs, net                   --           10,011
Other assets                 (3,480)              77
                           --------         --------

 Total Assets
                           $151,275         $928,922
                           ========         ========
LIABILITIES AND
    SHAREHOLDERS'
    EQUITY
Mortgage debt
Due to related
    parties                $(13,193)        $109,281
Accounts payable
    and accrued
    liabilities              (1,225)              --
Advisory fees
    payable                 (10,968)             ---
Other liabilities                --               --
                                 --               27
                           --------         --------

 Total
  Liabilities               (25,386)         109,308
                           --------          -------

Limited Partners
    interest in
    Operating
    Partnership              (3,723)         469,639(K)

Owners' equity                   --               --
Common stock                     96              186
Paid in capital             180,288          349,789
                           --------          -------
 Total
    Shareholders'
    Equity                  180,384          349,975
                           --------          -------

 Total
  Liabilities
  and
    Shareholders'
    Equity                 $151,275         $928,922
                           ========         ========

                            CABOT INDUSTRIAL TRUST

               NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

New Investors Property Group

(A) The New Investors Property Group is the combination of the financial information for the following contributing investors:

      Orlando Central Park and 500 Memorial Drive
      Knickerbocker Properties, Inc. II
      Pennsylvania Public School Employes' Retirement System Industrial Properties Portfolio
      Prudential Properties Group
      West Coast Industrial, LLC
      The 4 B's

Other Formation Transactions

(B) To record the allocation of cost of real estate properties acquired in excess of the properties' historical net book value based on the Common Shares and Units issued in connection with the Formation Transactions (excluding Units issued to the sponsor, Cabot Partners, which are recorded at Cabot Partners' carryover basis), as follows:

      Issuance of 32,030,413 Common Shares and Units
      at $20.00 per Common Share/Unit to the
      contributing investors for equity interests
      in real estate                                                                    $ 640,608
Plus: Mortgage debt assumed                                                                18,433
Plus: Other Acquisition costs and liabilities assumed                                       8,713
Less: Historical net book value of properties and other acquired assets                  (632,029)

                                                                                        ---------

Cost of assets acquired in excess of historical book value                              $  35,725
                                                                                        =========

(C) To eliminate $8,336 deferred rent receivable which arose from the historical straight-lining of rents.

(D) To write off $780 of intangible assets of Cabot Partners related to advisory contracts of Cabot Partners terminated at the time of the Formation Transactions and to eliminate $119 of unamortized deferred loan costs related to mortgage debt repaid with net proceeds of the Offerings.

(E) To reflect the distribution of substantially all of the net non-real estate assets to the contributing investors as a result of the Formation Transactions.

(F) To eliminate fees receivable (payable) between Cabot Partners and the Existing Investors Property Group arising from advisory contracts of Cabot Partners which were terminated as a part of the Formation Transactions.

                            CABOT INDUSTRIAL TRUST

                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(G) To reflect the conversion to equity of $27,476 due by certain of the contributing investors to certain affiliated entities.

Acquisitions during the six months ended June 30, 1998

(H) To reflect the acquisition of the following properties, and the related issuance of debt and Units, and assumption of liabilities, during the six months ended June 30, 1998:

                            NUMBER OF                                                     SQUARE                 ESTIMATED
PROPERTY LOCATION           BUILDINGS               BUILDING TYPE                          FEET                     COST
-----------------           ----------              ---------------------------        -----------               ---------
Grapevine, TX                  2/1                 Bulk Distribution/Workspace         1,182,361                   $51,734
Mira Loma, CA,
 Dacula, GA,
 Mechanicsburg,PA               3                  Bulk Distribution                     916,603                    34,520
Mechanicsburg, PA               2                  Bulk Distribution                     494,400                    17,118
San Diego, CA                   1                  Bulk Distribution                     220,000                    10,898
Orlando, FL                     4                  Workspace                             213,430                    11,053
Tucker, GA                      3                  Workspace                             134,163                     5,575
Atlanta, GA                     2                  Workspace                             128,000                     5,363
Florence, KY                    2                  Workspace                              61,555                     4,054
Tempe, AZ                       1                  Workspace                              81,817                     3,319
Phoenix, AZ                     1                  Multitenant Distribution              144,592                     4,016
Tolleson, AZ                    1                  Bulk Distribution                     278,142                     6,815
Mounds View, MN                1/3                 Multitenant Distribution/Workspace    320,328                    20,242
Mt. Prospect, IL                1                  Workspace                              57,150                     4,872
Kennesaw, GA                    2                  Workspace                             121,384                     5,802
Sun Valley, CA                  1                  Bulk Distribution                     181,670                     9,770
Otay Mesa, CA                   2                  Workspace                             123,136                     7,752
Ontario, CA                     2                  Multitenant Distribution              161,180                     6,310
Mt. Prospect, IL                1                  Workspace                              43,250                     3,617
Cincinnati, OH                  2                  Bulk Distribution                     403,406                    12,320
Plano, TX                       2                  Multitenant Distribution              206,939                     8,393
Huntington Beach, CA            1                  Workspace                             125,000                     7,960
Piscataway, NJ                  1                  Workspace                             101,553                     4,081
Phoenix, AZ                     1                  Multitenant Distribution               89,423                     6,744
Simi Valley, CA                 6                  Workspace                             112,271                     8,735
                               ---                                                      --------                  --------

                                49                 Total Acquisitions                  5,901,753                  $261,063
                               ===                                                     =========                  ========

                            CABOT INDUSTRIAL TRUST

                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


The Offerings

(I) To reflect the net proceeds derived from (i) the offering of 8,625,000 Common Shares at a price of $20.00 per share ($172,500), (ii) the concurrent private placement of 1,000,000 Common Shares at a price of $20.00 per share ($20,000), reduced by (iii) $24,552 of estimated fees and expenses associated with the Formation Transactions and the Offerings.

(J) To reflect the repayment of three mortgage loans totaling $13,193, each with a fixed interest rate of 8.375%, due February 1, 1998 with a portion of the net proceeds of the Offerings. The total debt to be paid with the proceeds of the Offerings is based on the principal outstanding at December 31, 1997. The actual amounts repaid differed to the extent of amortization of the principal occurring prior to the actual date of repayment.

(K) The following table sets forth the calculation of the minority interest (Limited Partners Interest in Operating Partnership) in the Company:


          Total equity in the Operating Partnership                 $819,614
          Minority interest ownership percentage                       57.30%
          Limited partners interest in the Operating partnership    $469,639